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Rockcrest Securities L.L.C.                                        July 19, 1999

3811 Turtle Creek Boulevard
Suite 520
Dallas, Texas

Attention: James S. Harris

    Re: Amendment to Underwriting Agreement
      for bright-technologies.com, inc.

Ladies and Gentlemen:

    Reference is made to that certain Underwriting Agreement (the "Underwriting Agreement"), dated as of April 30, 1999 by and between bright-technologies.com, inc. (the "Company", "Us" or "We") and Rockcrest Securities L.L.C. (the "Underwriter" or "you"), as amended by that certain First Amendment to Underwriting Agreement, dated as of May 4, 1999 (together with the Underwriting Agreement, the "Underwriting Agreements").

    As you are aware, we have decided to increase the per share offering price for the Company's common stock being sold in the offering from $5.00 to $5.25 and thereby increase the minimum offering from $5,000,000 to $5,250,000 and the maximum offering from $9,000,000 to $9,450,000.

    By your execution of the acknowledgement below, you hereby agree to amend the Underwriting Agreement to effect the foregoing increases by: (i) changing the per share offering price in the recitals, Section 2 and anywhere else it may occur in the Underwriting Agreements (including, without limitation, in the Exhibits thereto) from $5.00 to $5.25; (ii) changing the minimum offering from $5,000,000 to $5,250,000 wherever it may occur in the Underwriting Agreements (including, without limitation in the Exhibits thereto) and (iii) changing the maximum offering from $9,000,000 to $9,450,000 wherever it may occur in the Underwriting Agreements (including, without limitation, in the Exhibits thereto).

    In all other respects, the Underwriting Agreements shall remain unchanged and in full force and effect.

                                          Very truly yours,
                                          bright-technologies.com, inc.
                                          By: _____/S/ JOSEPH C. PASSALAQUA_____
                                                    Joseph C. Passalaqua
                                                   Chief Executive Officer

Acknowledged:
Rockcrest Securities L.L.C.
By: __________________________________
             James S. Harris
                President